Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-107329 on Form S-8 of Westamerica Bancorporation of our report dated June 28, 2024 appearing in this Annual Report on Form 11-K of Westamerica Bancorporation Tax Deferred Savings/Retirement Plan (ESOP) for the year ended December 31, 2023.

/s/ Crowe LLP

Crowe LLP

Oakbrook, Illinois

June 28, 2024